NEW YORK, NEW YORK:

Title:

Successful Corporate Strategy / Oversight Senior Management Model

Proven in Payless Truckers, Inc. Subsidiary/Start-up

Prompts A Reduction in Reverse Split.

NEW YORK, JUNE 03 2019: DANIELS CORPORATE ADVISORY CO. INC. (#DCAC)

Funding Options For The Credit Enhancement - Rent To Own business of Payless - Are Aggressively Being Pursued.

There appears to be more funding options, including conventional ones, now that the Payless start-up has proven operating results. The Corporate Strategy Model and Oversight Management of Daniels (“DCAC”) - whose corporate aim it is to raise funding not only on the cash flow potential of subsidiaries like Payless but also on the DCAC publicly traded stock - is being implemented with a good degree of success. We are committed to a balanced capital structure, one with a blended cost of capital. The financial leverage available through Asset Based Lenders will allow us to continue to use funding from existing institutional providers for the required 20% - $40% down-payment amounts needed in any leveraged asset deal. This acceleration of Sales and Earnings should produce a valuation on the stock that can support their continued use of institutional funds until we are large enough to refinance the entire company and/or ask our current and respected institutional investors to become equity partners with us when we apply for listing on a major Stock Exchange.

An additional Balancing Effect to the Capital Structure could come in the form of Conventional Financing - namely through the use/presentation of collective results of any and all subsidiaries of Daniels. Discussions are currently in progress with a major financial institution.

Progress in the Payless - “Flip” Business” To Improve Prospects For an Overall Banner Year.

The Payless Subsidiary now has a series of Floor Plan Financing lines of Credit in the total amount of $550,000 at an average interest expense of 8 % per annum. While this type of financing is very short term - having to be paid off once a vehicle is serviced and leaves our Facilities - it is solid financing that gives credibility to our bidding at Auctions for numerous opportunities at once. At wholesale buying groups, it allows for volume purchases of the best bulk opportunities.

We are currently operating at a rate of two trucks per week, for a total of $100,000 in Sales/Revenue per week and creating a positive cash flow. This is on a limited working capital level and with very expensive cost of funds that help in the acquisition of trucks. These new Floor Plan Lines will be implemented immediately as needed, and will certainly change the game - In increases in Sales Revenues, and positive cash flow, while at the same time lowering operation - interest expense - costs. The Company expects the use of this financing to positively impact coming fiscal quarters.

We have the participation and respect of the major Floor Plan Financiers - Next Gear Capital (a subsidiary of Cox Enterprises, Inc. of Atlanta, Georgia), AFC and Western Financial.

Current Update On Our Reverse Split:

Due to our limited manpower resources - (and its commitment to the construction and Auditor Review of our Consolidated Financial Statements) - we had limited time available to respond fully to all the preliminary requests for information/comments required in the FINRA response letter within their required time limit. We therefore, and at our option, have withdrawn our application for the reverse split of 1 for 1000.

We now have the time and professional manpower to fully respond to FINRA. During our response to FINRA’s Preliminary Letter we have amassed much of the information that was needed to proceed but needed to be current in our reporting to be approved. The Company believes that our application for a reverse at this time should be fast-tracked. We are an operating business with approximately 845 shareholders (counting those in DTC/CEDE), and because of our current circumstances (operations are running and profitable) we should be on a fast-track for the reverse split application we will be filing next week.

We have decided to reduce the size of the reverse split in order to keep liquidity in the stock as well as to keep as much of our current stockholder base intact as possible. We will be filing for a 1/200 (one new share for every 200 old shares) reverse split and expect clearance within weeks of FINRA’s receipt of all the requested information.

Arthur D. Viola

Chairman & President

(917) 617 - 5445

onewallstreetn@aol.com.

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